As filed with the U.S. Securities and Exchange Commission on April 7, 2021.

Registration No. 333-254259

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

Decarbonization Plus Acquisition Corporation IV

(Exact name of registrant as specified in its charter)

_____________________________

Cayman Islands	6770	98-1585724
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2744 Sand Hill Road, Suite 100
Menlo Park, CA 94025
(212) 993-0076

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_____________________________

Erik Anderson
Chief Executive Officer
Decarbonization Plus Acquisition Corporation IV
2744 Sand Hill Road, Suite 100
Menlo Park, CA 94025
(212) 993-0076

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

_____________________________

Copies to:

E. Ramey Layne Brenda Lenahan Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Derek J. Dostal Deanna L. Kirkpatrick Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

_____________________________

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Decarbonization Plus Acquisition Corporation IV (alternately, the “Registrant,” “we,” “us,” “our” and other similar terms) is filing this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-254259) solely for the purpose of filing with the U.S. Securities and Exchange Commission certain exhibits attached hereto. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC expenses	$43,913
FINRA expenses	60,875
Accounting fees and expenses	45,000
Printing and engraving expenses	40,000
Directors’ & Officers’ liability insurance premiums	1,200,000
Legal fees and expenses	350,000
NASDAQ listing and filing fees	75,000
Travel and roadshow expenses	10,000
Miscellaneous(2)	75,212
Total	$1,900,000

____________

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On February 24, 2021, our sponsor purchased an aggregate of 10,062,500 shares of our Class B ordinary shares in exchange for the payment of $25,000 of expenses on our behalf, or approximately $0.002 per share. The number of founder shares was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering. In        2021, our sponsor forfeited           founder shares, and an aggregate of         founder shares were issued to our independent director nominees at their original purchase price. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act.

In addition, our sponsor and independent director nominees have committed to purchase from us an aggregate of 6,666,667 (or 7,366,667 if the underwriters’ overallotment option is exercised in full) private placement warrants at $1.50 per warrant (for an aggregate purchase price of $10,000,000 (or $11,050,000 if the underwriters’ overallotment option is exercised in full)). These purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.    The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

(b)    Financial Statements.    See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings.

(a)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)        The undersigned registrant hereby undertakes that:

(1)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Memorandum and Articles of Association of the Registrant.**
3.2	Form of Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Class A Ordinary Shares Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Vinson & Elkins L.L.P.*
5.2	Opinion of Walkers, Cayman Islands Legal Counsel to the Registrant.*
10.1	Promissory Note, dated February 24, 2021, issued to sponsor by the Registrant.**
10.2	Form of Letter Agreement among the Registrant and its officers and directors and sponsor.*
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.4	Form of Registration Rights Agreement among the Registrant, sponsor and other parties thereto.*
10.5	Securities Subscription Agreement, dated February 24, 2021, between the Registrant and sponsor.**
10.6	Form of Private Placement Warrants Purchase Agreement between the Registrant, sponsor and other parties thereto.*

10.7	Form of Indemnification Agreement.*
10.8	Form of Administrative Support Agreement between the Registrant and sponsor.*
23.1	Consent of WithumSmith+Brown, PC.**
23.2	Consent of Vinson & Elkins L.L.P. (to be included in Exhibit 5.1).*
23.3	Consent of Walkers, Cayman Islands Legal Counsel to the Registrant (to be included in Exhibit 5.2)*
24.1	Power of Attorney (included on signature page of this Registration Statement).**
99.1	Consent of Dr. Jennifer Aaker.**
99.2	Consent of Erik Anderson.**
99.3	Consent of Jane Kearns.**
99.4	Consent of Pierre Lapeyre, Jr.**
99.5	Consent of David Leuschen.**
99.6	Consent of James AC McDermott.**
99.7	Consent of Jeffrey H. Tepper.**
99.8	Consent of Michael Warren.**

____________

*        Filed herewith.

**      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of April, 2021.

Decarbonization Plus Acquisition Corporation IV
By:	/s/ Erik Anderson
Erik Anderson Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Erik Anderson	Chief Executive Officer	April 7, 2021
Erik Anderson	(Principal Executive Officer)
/s/ Peter Haskopoulos	Chief Financial Officer, Chief Accounting	April 7, 2021
Peter Haskopoulos	Officer and Secretary (Principal Financial and Accounting Officer)
/s/ Robert Tichio	Director	April 7, 2021
Robert Tichio